EXHIBIT 10.73

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is dated as of January 18, 2007, between Imaging Diagnostic Systems, Inc., a Florida corporation (the “Company”), and Timothy B. Hansen (the “Executive”).

WITNESSETH:

WHEREAS, the Company is engaged in the business of developing laser-based medical optical imaging devices; and

WHEREAS, the Company has the intent to market and sell its products and services to clients and potential clients throughout the world; and

WHEREAS, the Company wishes to continue to employ the Executive as its Chief Executive Officer, charged with all the responsibilities and duties as set forth in the Company’s bylaws for both the CEO and President; and

WHEREAS, the Company wishes for the Executive to continue to serve as a member of its Board of Directors; and

WHEREAS, in the course of the Executive’s employment, the Executive will continue to have access to and acquire knowledge of valuable trade secrets, confidential information and other proprietary information belonging and relating to the Company and its business, and which the Company has a legitimate interest in protecting; and

WHEREAS, the Company and Executive are willing to continue the employment, subject to the terms and conditions contained in this Employment Agreement (the “Agreement”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1. EMPLOYMENT. The Company hereby continues the employment of the Executive and the Executive hereby accepts employment upon the terms and condition hereinafter set forth. For so long as the Executive is employed hereunder, the Company shall nominate the Executive for reelection to its Board of Directors at each annual meeting of shareholders and the Executive shall serve as a Director if elected.

2. TERM & TERMINATION.

(a) Term.  The Company hereby continues the employment of the Executive, and the Executive hereby accepts employment with the Company, for a period commencing on

January 18, 2007, and ending three years from that date (the “Term”). All Company obligations under this Agreement shall cease upon expiration of the Term, except for those stock options which have been vested.

(b) Termination without Cause. The Company may terminate the Executive’s employment without cause. Such termination will become effective upon the date specified in the termination notice, provided that such date is at least 60 days from the date of such notice. In the event of such termination without cause:

(i) The Company will continue to pay the Executive his salary pursuant to Section 3(a) for 24 months or through the expiration of the Term, whichever is longer.

(ii) The Company will continue to maintain through the expiration of the Term, for the benefit of the Executive, the employee benefit programs referred to in Section 3(b) as in effect on the date of termination.

(iii) On the effective date of termination, all options that were scheduled to vest will vest and will remain exercisable for a period of 10 years from the date of this Agreement.

(iv) The compensation payments and other consideration to which the Executive is entitled on termination without cause shall not be diminished or otherwise affected by any employment thereafter obtained or income thereafter earned by Executive nor will the Company maintain that it is entitled to mitigation of amounts owed under this section for any reason.

(c) Termination for Cause. The Company may terminate the Executive’s employment at any time for cause by giving written notice of termination setting forth such cause. Such termination shall become effective upon the giving of such notice, except that, where the basis for cause is capable of cure within 30 days, termination based upon cause shall not become effective unless Executive shall fail to complete such cure within 30 days of receipt of written notice of the existence of such cause. Upon such termination the Executive shall have no right to compensation, commission, bonus, benefits or reimbursement pursuant to this Agreement, for any period subsequent to the effective date of termination. Further, upon termination for cause, all of the Executive’s unvested stock options shall terminate. For purposes of this section, “cause” shall mean: (1) the Executive is convicted of a felony; (2) the Executive, in carrying out his duties hereunder, commits gross negligence or willful misconduct resulting, in either case, in material harm to the Company; (3) the Executive misappropriates Company funds or otherwise defrauds the Company; (4) the Executive materially breaches any provision of this Agreement; or (5) the Executive materially fails to perform his duties under section 4 resulting in material harm to the Company.

(d) Death or Disability. Upon the death or disability of the Executive, the Executive shall be entitled to and the Company will pay the Executive’s salary from the date of death or from the date of disability for six months or through the end of the Term, whichever is longer. (For purposes of this Section, “disability” shall mean that for a period of six months in any 12-month period the Executive is incapable of substantially fulfilling his duties because of physical, mental or emotional incapacity arising from injury, sickness or disease.) Should the Executive be rendered disabled, the Company will continue to maintain for the benefit of the Executive the employee benefit programs referred to in Section 3(b) that were in effect on the date of the disability.

(e) Special Termination. In the event that (i) the Executive, with or without a change in title or formal corporate action, shall no longer exercise all of his customary duties and responsibilities and shall no longer possess substantially all the authority customary for a CEO in a publicly-traded company; (ii) the Company materially breaches this Agreement or the performance of its duties and obligations hereunder; or (iii) any entity or person not now an executive officer of the Company becomes either individually or as part of a group the beneficial owner of 20% or more of the Company’s common stock, the Executive, by written notice to the Company, may elect to deem the Executive’s employment hereunder to have been terminated by the Company without cause under Section 2(b) hereof, in which event the Executive shall be entitled to the compensation provided for in Section 2(b).

(f) Voluntary Termination. The Executive, on 30 days prior written notice to the Company, may terminate his employment voluntarily. Upon such termination, the Company will pay the Executive’s compensation through the date of such termination. After such date, the Executive shall no longer be entitled to receive any compensation, reimbursement or benefits, and all unvested stock options shall terminate upon termination of the Executive’s employment.

(g) Continuing Effect. Notwithstanding any termination of this Agreement at the end of the Term or otherwise, the provisions of Sections 6 - 11 shall remain in full force and effect and the provisions of these Sections shall be binding upon the legal representatives, heirs, successors and assigns of the Executive.

3. COMPENSATION.

(a) The Company will pay the Executive an annual base salary of $260,000 per annum in equal semi-monthly installments. The salary will be reviewed annually, but at a minimum will increase (but not decrease) by the increase in the Consumer Price Index-All Urban Wage Earnings (or similar index) from year-to-year.

(b) During the term of his employment, the Executive shall be entitled to participate in employee benefits plans or programs of the Company, if any, to the extent the Executive is eligible to participate thereunder, including the Comprehensive Group Insurance Program maintained by the Company, paid by the Company for the Executive and his spouse.

(c) The Company will reimburse or advance funds to the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of duties under this Agreement, provided that the Executive properly accounts for such expenses to the Company in accordance with the Company’s practices.

(d) The Company shall provide the Executive with a $500 per month car allowance and a cellular phone and major credit card for use on Company business.

(e) The Executive shall receive an option to purchase up to an aggregate of 3,000,000 shares of the Company’s common stock at an exercise price of $.09 per share (the closing price on the date hereof). The option shall vest as follows:

(i)	Options to purchase up to 500,000 shares may be exercised after 6 months (July 18, 2007) of continuous employment.
(ii)	Options to purchase up to 500,000 shares may be exercised after 12 months (January18, 2008) of continuous employment.
(iii)	Options to purchase up to 500,000 shares may be exercised after 18 months (July 18, 2008) of continuous employment.
(iv)	Options to purchase up to 500,000 shares may be exercised after 24 months (January 18, 2009) of continuous employment.
(v)	Options to purchase up to 500,000 shares may be exercised after 30 months (July 18, 2009) of continuous employment.
(vi)	Options to purchase up to 500,000 shares may be exercised after 36 months (January 18, 2010) of continuous employment.

During the Term of this Agreement, the Company shall register from time to time pursuant to a registration statement(s) on Form S-8 that number of shares of common stock as shall be sufficient to cover Executive’s option granted hereunder. In the event that the Company experiences a Change of Control (as defined in the Executive’s stock option agreement of even date) then all options will vest immediately. Also, in the event the Executive’s employment is terminated without cause, all options will vest immediately. In the event the Executive’s employment is terminated with cause, only that portion of the option exercisable at the time of such termination of employment may thereafter be exercised, and then only for three months after said termination or until the expiration of the option, whichever is sooner.

(f) The Executive will be entitled to nine paid holidays and six weeks of vacation for each 12-month period without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit.

4. DUTIES.

(a) General Duties. The Executive shall be employed as the Chief Executive Officer, with duties and responsibilities that are customary for such position, subject to the direction of the Board of Directors and as directed by the Company’s by-laws for both the CEO and President. The Executive will use the standard of care befitting of such an executive in performing duties and in discharging responsibilities pursuant to this Agreement, which duties and responsibilities shall be discharged competently, carefully, and faithfully.

(b) Corporate Code of Conduct. The Executive agrees to adhere to the Company’s Corporate Code of Conduct.

(c) Extent of Services. The Executive will devote all of his time, attention and energies during normal business hours (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Company) to the affairs of the Company. The Executive will not enter the employ of, or serve as a consultant to, or in any way perform any services with or without compensation to any person, business or organization without the prior consent of the board of directors of the Company; provided, that the Executive shall be permitted to devote a limited amount of time, without compensation, to charitable or similar organizations.

5. PLACE OF PERFORMANCE. The Executive hereby acknowledges that the Company’s existing and potential clients are located throughout the world and that the Company is actively engaged in marketing and selling its products and services to such clients throughout the world.

6. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Executive acknowledges that, during his employment, he will learn and will have access to confidential information regarding the Company and its affiliates, including without limitation (i) proprietary or secret plans, designs, processes, programs, documents, software, agreements or material relating to the business, products, services or activities of the Company and its affiliates and (ii) market reports, customer investigations, clinical data, scientific or engineering research, customer lists and/or similar information that is proprietary information of the Company or its affiliates (collectively, “Confidential Business and Technical Information”). The Executive recognizes and acknowledges that the Confidential Business and Technical Information, as it may exist from time to time, represents valuable, special and unique assets of the Company access to and knowledge of which are essential to the performance of the Executive’s duties hereunder.

The Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose any such Confidential Business and Technical Information to any person, firm, corporation, association or entity for any reason or purpose whatsoever, nor shall the Executive make use of any such Confidential Business and Technical Information for his own purposes or for the benefit of any person, firm, corporation or entity except the Company under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and processes which are then in the public domain provided that the Executive was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company’s consent.

In the event an action is instituted and prior knowledge is an issue, it shall be the obligation of the Executive to prove by clear and convincing evidence that the Confidential Business and Technical Information disclosed was in the public domain, was already known by the recipient, or was developed independently by the recipient. The Executive agrees to hold as the Company’s property all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way containing Confidential Business and Technical Information or otherwise relating to the Company’s business and affairs, whether made by him or otherwise coming into his possession, and upon termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company.

7. NON-COMPETITION AGREEMENT.

(a) The Executive acknowledges and agrees that, pursuant to Florida Statutes Section 542.335, based on having access to and acquiring knowledge of highly sensitive and valuable trade secrets, and confidential or proprietary information belonging or relating to the Company, the Executive would be in a position to cause serious and irreparable harm to the Company in the event that, following the termination of his employment hereunder, the Executive were to compete with or be involved in an enterprise which competes with the Company, engages in the same business as the Company, or performs research and development in the field of medical optical imaging.

(b) Until termination of his employment and for a period of 24 months commencing on the date of termination, the Executive, directly or indirectly, in association with or as a stockholder, director, officer, consultant, executive, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or entity, covenants that the Executive will not compete with the Company or any of its affiliates in the design, manufacture, construction, offer, sale or marketing of products or services that are competitive with the products or services offered by the Company during such period, within the United States or anywhere in the world. The Executive covenants and agrees that during his employment and for a period of 24 months immediately following the termination of such employment, the Executive will not, either individually or in partnership or jointly or in conjunction with any person, firm, business, corporation, partnership, joint venture, entity, syndicate or association, as an executive, principal, agent, officer, director, consultant, advisor, distributor, dealer, contractor, trustee, lender, shareholder or in any manner or capacity whatsoever, directly or indirectly, be employed by, render services to, carry on or be engaged in, or be concerned with or be interested in or advise, lend money to, guarantee the debts or obligations of, or in any manner participate in the management, operation or control of any business which is directly competitive with the business of the Company, engages in the same business as the Company or performs research and development in the medical optical imaging field with any entity located anywhere in the world.

(c) For the purposes of this paragraph a business shall be deemed to be in “direct competition” or “directly competitive” with the Company if such business is engaged in developing, manufacturing, marketing, selling, or distributing medical optical imaging devices.

8. NON-SOLICITATION. The Executive covenants and agrees that while he is employed by the Company and for a period of 24 months immediately following the termination of such employment, he will not, directly or indirectly, in any manner whatsoever, on his own behalf, or on behalf of any person, firm, business, corporation, partnership, joint venture, entity, syndicate or association solicit, induce or cause, or attempt to induce or cause, any person who is then an employee of or consultant to the Company to cease providing services to the Company.

9. REASONABLENESS OF CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION OBLIGATION AND COVENANTS.

(a) The Executive hereby acknowledges and confirms that the obligations and covenants set out in the above paragraphs are reasonable and necessary to protect the legitimate interests of the Company. Without limiting the generality of the foregoing, the Executive hereby acknowledges and confirms that given, among other things, the nature and international scope of the Company’s operations and of the employment duties to be performed by the Executive hereunder, the geographic scope and duration of the restrictions set forth above are reasonable and necessary to protect the legitimate interests of the Company.

(b) The Executive further acknowledges and agrees that these obligations and covenants will not preclude him from becoming gainfully employed following their termination of his employment in his profession.

10. INVENTIONS.

(a) The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company, all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, in whole or in part, during the term hereof which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company or any subsidiary, or (ii) otherwise relate to or pertain to the business, functions or operations of the Company or any subsidiary, or (iii) arise wholly or partly from the efforts of the Executive during the term hereof. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive at the Company’s expense to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon. Any invention made by the Executive within one year following the termination of employment shall be deemed to fall within the provisions of this Section unless proven by the Executive to have been first conceived and made following such termination.

(b) No Payment. The Executive acknowledges and agrees that no separate or additional payment or compensation will be required to be made to him in consideration of his undertakings in this Section.

11. EQUITABLE RELIEF.

(a) The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior consent of the Board of Directors of the Company, shall leave his employment for any reason and take any action in violation of Section 6, Section 7 or Section 8, the Company will be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 11(b) below, to enjoin the Executive from breaching the provisions of Section 6, Section 7, or Section 8. In such action, the Company will not be required to plead or prove irreparable harm or lack of an adequate remedy at law. Nothing contained in this Section 11 shall be construed to prevent the Company from seeking such other remedy as the Company may elect in any arbitration proceeding based on any breach of this Agreement by the Executive.

(b) Any proceeding or action for equitable relief must be commenced in state court in Broward County, Florida. The Executive and the Company irrevocably and unconditionally submit to the jurisdiction of such court and agree to take any and all future action necessary to submit to the jurisdiction of such court. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in such court for equitable relief and further irrevocably waive any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum.

12. ASSIGNMENT. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that any such successor or assign shall acquire all or substantially all of the assets and business of the Company. The Executive's obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

13. SEVERABILITY.

(a) The Executive expressly agrees that the character, duration and geographical scope of the provisions set forth in this Agreement are reasonable in light of the circumstances, as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive's conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

14. NOTICES AND ADDRESSES. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressee in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

To the Company:	Imaging Diagnostic Systems, Inc.
6531 N.W. 18th Court
Plantation, Florida 33313

To the Executive:	Timothy Hansen
6531 N.W. 18th Court
Plantation, Florida 33313

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

15. COUNTERPART. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

16. ARBITRATION. Except for any controversy or claim seeking equitable relief as provided in Section 11 of this Agreement, any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof or any other dispute between the parties, shall be submitted to one arbitrator and settled by arbitration in Fort Lauderdale, Florida, in accordance with the commercial arbitration rules of the American Arbitration Association in effect at such time. Any award made by such arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

17. ATTORNEYS FEES. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, whether through litigation or arbitration, the prevailing party shall be entitled to recover from the non-prevailing party his/its reasonable attorney’s fees, costs and expenses incurred at all levels.

18. GOVERNING LAW. This Agreement and any dispute, disagreement, or issues of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

19. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties with respect to the employment of the Executive; provided, however, that all pre-existing option agreements between the Company and the Executive shall remain in full force and effect. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against whom enforcement or the change, waiver, discharge or termination is sought.

20. ADDITIONAL DOCUMENTS. The parties hereto shall execute and deliver such additional instruments as may be reasonably required in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

21. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22. WAIVER OF BREACH. A waiver by the Company or the Executive of a breach of any provision of the Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the 18th day of January, 2007.

IMAGING DIAGNOSTIC SYSTEMS, INC. By: /s/ Jay Bendis Jay Bendis, Co-Chairman of the Board	EXECUTIVE By: /s/ Timothy B. Hansen Timothy B. Hansen, Chief Executive Officer